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                                                                      EXHIBIT 15

May 5, 1995

Healthsource, Inc.
Two College Park Drive
Hooksett, New Hampshire 03106

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Healthsource, Inc. and subsidiaries for the periods ended March 31, 1995 and 1994, as indicated in our report dated May 5, 1995; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1995, is incorporated by reference in Registration Statements No. 33-43242, No. 33-49856, No. 33-76910 and No. 33-80456 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.





Deloitte & Touche, LLP
Boston, Massachusetts